SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(12/31/1999)


PRIMARK CORPORATION
---------------------------------------------------------------
(Name of Issuer)


COMMON STOCK
---------------------------------------------------------------
(Title of Class of Securities)


741903108
---------------------------------------------------------------
(CUSIP Number)

CUSIP Number 741903108

1) NAME OF REPORTING PERSON
	Albert Fried & Company, LLC
	13-5089432

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
								(a) /    /
								(b) / X  /
3) SEC USE ONLY

4) CITIZEN OR PLACE OF ORGANIZATION

	NEW YORK


5) SOLE VOTING POWER
	179,600

6) SHARED VOTING POWER
	None

7) SOLE DISPOSITIVE POWER
	179,600

8) SHARED DISPOSITIVE POWER
	0

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	179,600

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.90%

12) TYPE OF REPORTING PERSON
	BD, OO

CUSIP Number 741903108

1) NAME OF REPORTING PERSON
	Albert Fried Jr.
	056265544

2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
								(a) /    /
								(b) / X  /
3) SEC USE ONLY

4) CITIZEN OR PLACE OF ORGANIZATION
	UNITED STATES

5) SOLE VOTING POWER
	1,313,400

6) SHARED VOTING POWER
	1,493,000*

7) SOLE DISPOSITIVE POWER
	1,313,400

8) SHARED DISPOSITIVE POWER
	1,493,000*

9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,493,000*

11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	7.47%

12) TYPE OF REPORTING PERSON
	IN


* Albert Fried Jr., as the managing member of Albert Fried & Company, LLC, may be deemed to beneficially own the shares reported herein by Albert Fried & Company, LLC. Accordingly, the shares reported herein by Albert Fried Jr. include those shares separately reported herein by Albert Fried & Company, LLC.

ITEM 1(a)  	NAME OF ISSUER:

		Primark Corporation

ITEM 1 (b) 	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1000 Winter Street; Suite 4300 N
            WALTHAM, MA 02451

ITEM 2(a) 	NAMES OF PERSON FILING:
(1) ALBERT FRIED & COMPANY, LLC., a New York Limited
Liability Company. The members of Albert Fried &
Company, LLC are Albert Fried Jr., John P. Vazzana and
Christina E. Fried.

             (2) ALBERT FRIED, JR.

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
	       40 EXCHANGE PLACE
             NEW YORK, NEW YORK 10005

ITEM 2(c) CITIZENSHIP:
(1) ALBERT FRIED & COMPANY, LLC IS ORGANIZED UNDER THE LAWS
OF THESTATE OF NEW YORK.  EACH OF THE INDIVIDUALS REFERRED
TO IN ITEM 2(a) ABOVE IS A CITIZEN OF THE UNITED STATES.

		(2) ALBERT FRIED, JR. IS A CITIZEN OF THE UNITED STATES.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:

		COMMON STOCK WITHOUT PAR VALUE

ITEM 2(e)  CUSIP NUMBER:

		741903108

ITEM 3 STATEMENT IS FILED PURSUANT TO RULE 13d-1(b):
(A) BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
ACT.

ITEM 4 OWNERSHIP:
(1) ALBERT FRIED & COMPANY, LLC
	4(a) AMOUNT BENEFICIALLY OWNED:
		179,600 SHARES OF COMMON STOCK
	4(b) PERCENT OF CLASS:  .90%
	4(c) NUMBER OF SHARES AS WHICH SUCH PERON HAS:
		(i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE - 179,600
		(ii) SHARES POWER TO VOTE OR TO DIRECT THE VOTE - NONE
(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF- 179,600
(iv) SHARED POWER TO DISPOSE PR TP DIRECT THE DISPOSITION
OF - NONE
(2) ALBERT FRIED, JR.
	4(a) AMOUNT BENEFICIALLY OWNED:
		1,493,000 SHARES OF COMMON STOCK, WITHOUT PAR VALUE
	4(b) PERCENT OF CLASS: 7.47%
	4(c) NUMBER OF SHARES AS WHICH SUCH PERSON HAS:
(i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 1,313,400
SHARES
		(ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE - 1,493,000
(iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF-	1,313,400
(iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
OF - 	1,493,000

ITEM 5 OWNERSHIP OF LESS THAN FIVE PERCENT OF A CLASS:
		NOT APPLICABLE

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            NOT APPLICABLE

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
ACQUIRED THESECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
            NOT APPLICABLE

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
		NOT APPLICABLE

ITEM 9 NOTICE OF DISSOLUTION OF GROUP:
		NOT APPLICABLE

ITEM 10  CERTIFICATION:

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect. After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:	February 11, 2000

ALBERT FRIED & COMPANY, LLC.
By	/s/ Albert Fried, Jr.
	----------------------
	Name:  Albert Fried, Jr
	Title: Managing Member


/s/ Albert Fried, Jr.
----------------------
Albert Fried, Jr.